Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2008 FIRST QUARTER RESULTS

Q1 FY 2008 Highlights Compared to Q1 FY 2007

•      Revenues rose 136% to $82.3 million from $34.8 million

•      Operating income up 599% to $4.1 million from $587,000

•      After a $1.9 million non-cash dividend to preferred stockholders, net loss attributable to common stockholders was $2.4 million, or $0.20 per share, compared to net income attributable to common stockholders of $334,000, or $0.04 per share

Los Angeles, CA – June 9, 2008 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 237,000 HMO enrollees and operates four community hospitals in southern California, today announced financial results for its fiscal 2008 first quarter ended December 31, 2007.  These results include the operations of the two acquired entities since their respective dates of acquisition; specifically the ProMed Entities (“ProMed”), which Prospect acquired on June 1, 2007, and Alta Hospitals System, LLC (f/k/a Alta Healthcare System, Inc.) (“Alta”), which Prospect acquired on August 8, 2007.

CONSOLIDATED RESULTS OVERVIEW

Consolidated revenues for the first quarter of fiscal 2008 rose 136% to $82.3 million from $34.8 million in the same period last year.  Higher revenues primarily reflected a $27.3 million contribution from Alta and a $22.6 million contribution from ProMed.  Operating income for the first quarter of fiscal 2008 rose to $4.1 million from $587,000 in the first quarter of fiscal 2007, due primarily to the operations of Alta and ProMed. Interest expense and amortization of deferred financing costs rose to $4.3 million in the fiscal 2008 first quarter from $267,000 in the first quarter of fiscal 2007, due to debt associated with the acquisitions of ProMed and Alta. Following a non-cash dividend to preferred stockholders of $1.9 million, as compared to no such dividend in the same period last year, the net loss attributable to common stockholders for the fiscal 2008 first quarter was $2.4 million, or $0.20 per share, compared to net income of $334,000, or $0.04 per share, in the comparable period one year ago.

SEGMENT RESULTS

IPA Management

	Three Months Ended December 31,
($ in 000s) (unaudited)	2007	2006

Total managed care revenues	$54,975	$34,828
Total managed care cost of revenues	44,389	26,036
Gross margin	10,586	8,792

General and administrative	11,690	8,077
Depreciation and amortization	1,202	392
Total non-medical expenses	12,892	8,469

Income from unconsolidated joint venture	475	264

Operating (loss) income	$(1,831)	$587

Higher revenues for the first quarter of fiscal 2008 were due primarily to a $22.6 million revenue contribution from ProMed as compared to no such contribution in the first quarter of fiscal 2007, a $1.2 million increase due to the reassignment of revenues under the CalOptima contract from the AMVI/Prospect Joint Venture directly to Prospect Medical Group and slightly higher hospital risk pool revenue, offset by decreased enrollment.

Higher managed care cost of revenue for the fiscal 2008 first quarter was primarily the result of the ProMed acquisition, as well as higher physician salaries, offset by lower enrollment in Prospect’s legacy IPA business.  Higher general and administrative (“G&A”) expenses for the fiscal 2008 first quarter was primarily due to the inclusion of ProMed in the current period, which added approximately $1.7 million, as well as increases in staffing, and increased costs related to audit, legal and Sarbanes-Oxley Act compliance associated with the larger enterprise in 2008.

Depreciation and amortization increased primarily as a result of increased amortization of intangible assets related to the acquisition of ProMed.

Income from unconsolidated joint venture increased as a result of higher profitability from the participation in the CalOptima OneCare program for Medicare/MediCal eligible beneficiaries.

Hospital Services

Prospect’s “Hospital Services” segment consists of Alta’s four community based hospitals in southern California.   Prospect acquired Alta in August 2007. Prospect did not have a Hospital Services segment during the first quarter of fiscal 2007.

($ in 000s) (unaudited)	Three Months Ended December 31, 2007

Net patient revenues	$27,286
Operating expenses:
Hospital operating expenses	18,001
General and administrative	2,624
Depreciation and amortization	725
Total operating expenses	21,350

Operating income	$5,936

SEC FILINGS UPDATE

Prospect expects to file its Form 10-Q for the three months ended March 31, 2008 by June 16, 2008.

ABOUT THE COMPANY

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on June 2, 2008 and its Form 10-Q filed on June 9, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, the debt incurred by Prospect in connection with those acquisitions, and the ability of the Company to regain compliance with the AMEX’s continued listing requirements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Operations

($ in 000s, except per share data)

(unaudited)

	Three months ended December 31,
	2007	2006
Revenues:
Managed care revenues	$54,975	$34,828
Hospital operating revenues	27,286	—
Total revenues	82,261	34,828

Operating expenses:
Managed care cost of revenues	44,389	26,036
Hospital operating expenses	18,001	—
General and administrative	14,314	8,077
Depreciation and amortization	1,927	392
Total operating expenses	78,631	34,505

Operating income from unconsolidated joint venture	475	264
Operating income	4,105	587
Other income (expense):
Investment income	294	242
Interest expense and amortization of deferred financing costs	(4,296)	(267)
Loss on interest rate swaps	(877)	—
Total expense, net	(4,879)	(25)

Income (loss) before income taxes	(774)	562
Provision (benefit) for income taxes	(282)	226
Net income (loss) before minority interest	(492)	336
Minority interest	5	2
Net income (loss)	$(497)	$334
Dividend to preferred stockholders	(1,882)	—

Net income (loss) attributable to common stockholders	(2,379)	334

Net income per common share:
Basic	$(0.20)	$0.05
Diluted	$(0.20)	$0.04

Weighted average shares outstanding:
Basic	11,714	7,273
Diluted	11,714	8,420

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

($ in 000s)

	December 31,	September 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,349	$21,599
Investments, primarily restricted certificates of deposit	637	637
Patient accounts receivable, net of allowance for doubtful accounts of $4,780 and $4,447 at December 31 and September 30, 2007 2007 and September 30, 2007	15,985	15,840
Government program receivables	1,404	4,274
Risk pool receivables	—	179
Other receivables, net of allowances of $735 and $632 at December 31, 2007 and September 30, 2007	3,652	2,559
Notes receivable, current portion	60	59
Refundable income taxes	5,111	5,041
Deferred income taxes, net	3,395	3,395
Prepaid expenses and other current assets	4,125	3,816
Total current assets	55,718	57,399

Property, improvements and equipment:
Land and land improvements	18,499	18,493
Buildings	22,310	22,233
Leasehold improvements	2,185	2,013
Equipment	9,995	9,652
Furniture and fixtures	998	998
	53,987	53,389
Less accumulated depreciation and amortization	(5,959)	(5,094)
Property, improvements and equipment, net	48,028	48,295
Notes receivables, less current portion	429	490
Deposits and other assets	932	914
Deferred financing costs, net	6,570	7,430
Goodwill	129,137	129,122
Other intangible assets, net	50,927	51,989
Total assets	$291,741	$295,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$21,438	$22,639
Accounts payable and other accrued liabilities	11,306	14,972
Third-party settlements	360	1,034
Accrued salaries, wages and benefits	6,048	6,898
Current portion of capital leases	339	356
Current portion of long-term debt	10,000	8,000
Other current liabilities	4,395	1,251
Total current liabilities	53,886	55,150
Long-term debt, less current portion	137,500	138,750
Deferred income taxes	26,813	28,669
Malpractice reserve	645	645
Capital leases, net of current portion	577	644
Interest rate swap liability	5,821	1,934
Other long-term liabilities	231	232
Total liabilities	225,473	226,024
Minority interest	85	79
Total shareholders’ equity	66,183	69,536
Total liabilities and shareholders’ equity	$291,741	$295,639